Exhibit 99.1

[LITHIUM CORPORATION LOGO]

                                                                    NEWS RELEASE
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FOR IMMEDIATE RELEASE                                                OTCBB: LTUM

                      LITHIUM CORPORATION PRIVATE PLACEMENT

RENO, NV - March 25, 2010 -Lithium Corporation (OTCBB: LTUM) (the "Company", or Lithco) is pleased to announce that it has closed a non-brokered private placement, and has received $2,000,000 USD gross proceeds from the sale of 2,000,000 units. Each Unit is comprised of one warrant and one common share, and each warrant provides the subscriber the right to purchase one common share of Lithium Corporation for $1.20 USD within one year, or $1.35 USD within two years of the Closing date. Subscribers will have the preferential right to participate in any subsequent private placements.

Lithco intends to use the proceeds from this private placement for future on-going exploration efforts on its six lithium properties in Nevada.

The securities to be issued and sold in the private placement will not be registered under the Securities Act of 1933 as amended (the "Act"), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act.

For further information please contact Samantha White at (888) 299-3989 or via email at info@lithiumcorporation.com

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This current report contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any mineralization, exploration and development of our mineral properties, specifically in regards to Lithium.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of minerals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.